EXHIBIT 21.1

Duquesne Light has the following significant subsidiaries:

DQE Energy Limited, a Cayman Islands corporation

DQE Energy Two Limited, a Cayman Islands corporation

Duquesne Financial, L.L.C., a Delaware limited liability company

Monticello Corporation, a Delaware corporation (wholly owned by DQE Energy Two)

Duquesne Financial, L.P., a Pennsylvania partnership (Duquesne Light is 99% limited partner, Duquesne Financial, L.L.C., is 1% general partner)

DQU II Funding Corporation, a Delaware corporation (wholly owned by Duquesne Financial, L.P.